Exhibit 99.1

ICON Income Fund Eight B L.P.
2007 Year End Liquidation Update

This update covers the year 2007 and is intended to give registered representatives and their investors in ICON Income Fund Eight B L.P. (“Eight B”) a description of Eight B’s activities for the year and an outlook for the future.  As a fund manager, ICON Capital Corp. (“ICON”) actively and prudently manages Eight B’s portfolio to yield the best possible return to investors.  As a public program, Eight B has reported to you regularly through quarterly, annual and current reports filed with the SEC.  These important disclosure documents provide comprehensive required information; however, it is here that we try and summarize the information contained in those documents to give you a better overview of what is going on in Eight B.

Eight B entered into its liquidation period on June 17, 2007 and its distribution rate was lowered from 8% to 2.75% per annum.  During this period distributions that are generated from net rental income and proceeds from equipment sales may fluctuate as remaining leases come to maturity and equipment coming off lease is sold.  Nevertheless, it is expected that the 2.75% rate will be maintained for several years.

Below are results of asset dispositions that occurred in 2007 as well as the status of the remaining portfolio.

 $3,218,989 Investment in Equipment Leased to FedEx Corporation

The Equipment: Two (2) 1979-built McDonnell Douglas DC-10-30F aircraft.

Investment:  In March 2004, Eight B purchased a 90% interest in one aircraft for $2,768,989.17 plus the assumption of non-recourse debt in the amount of approximately $17.3 million. It also purchased a 15% interest in a sister aircraft for $450,000 plus the assumption of $3.3 million of non-recourse debt. Both loans had an interest rate of 4.035% per annum and both matured simultaneously with the leases in March 2007.

Outcome: In September 2006, FedEx Corporation (“FedEx”) sent irrevocable notice of its intent to purchase the aircraft at lease expiry.  In accordance with the terms of the lease, the purchase price for the aircraft was to be determined based on a series of appraisals performed by independent appraisers.  On March 30, 2007, Eight B sold its interest in the first aircraft to FedEx for $4.9 million pursuant to a formula in the lease that calculated the sales price of the aircraft based on an average of the two appraisals that were closest in value.  It sold its interest in the second aircraft, based on the same formula, for $639,000.  These proceeds were subsequently re-invested in a new lease transaction with Global Crossing.

 $4,038,790 Investment in Equipment Leased to TWA Airlines, LLC

The Equipment: Five aircraft engine modules that are part of the PW 2000 range of engines designed for Boeing 757 aircraft.

Investment:  In May 2001, Eight B purchased the equipment for approximately $5.95 million, consisting of approximately $4.04 million in cash and the assumption of approximately $1.91 million of non-recourse debt.

Outcome: The lease was originally set to expire in May 2008. In anticipation of the lease expiry, Eight B commenced its remarketing efforts, which resulted in a sale of these modules in July 2007, resulting in approximately $9.11 million cash for Eight B, which was used to reduce the outstanding amount on Eight B’s existing credit facility.

 $681,721 Investment in Equipment Leased to K-Mart Stores

The Equipment: 128 Noritsu photo processing centers.

Investment:  In May 2001, Eight B purchased the equipment for approximately $17.5 million, consisting of approximately $682,000 in cash and the assumption of approximately $16.8 million of non-recourse debt.

Outcome: At lease expiry in 2006, Eight B’s remarketing efforts resulted in lease extension proceeds totaling $923,000 and the subsequent sale of the equipment in 2007 generated an additional $260,750 for Fund Eight B.

$5,802,425 Investment in Portfolio of leases from Southern Pacific BanCapital

The Equipment:  The portfolio consisted of 31 equipment schedules subject to Master Leases with five customers.  These leases were fair market value leases for material handling, manufacturing and technology equipment.

Investment:  In January 2002 Eight B purchased 49% of the portfolio of equipment and in December 2004 Eight B increased its ownership to 74.87% as part of an agreement with an affiliate, ICON Income Fund Nine, LLC.  Eight B’s total investment in this portfolio was $5,802,425 and Eight B received its proportion of remaining base term rents, renewal rents and sales proceeds with respect to its appropriate ownership percentage.

Outcome:  Eight B, in conjunction with its affiliate, collected the rental and actively remarketed the portfolio in connection with expiring lease schedules.  Over the life of the portfolio Eight B collected approximately $7 million in rentals and sale proceeds.

$11,156,175 Investment in a Portfolio of leases from Cheyenne Leasing Co.

The Equipment: The portfolio consisted of 119 leases, comprised primarily of material handling and manufacturing equipment having an original equipment cost in excess of $76 million.

Investment:  In December 2000, Eight B purchased 97.73% of the portfolio of equipment for approximately $29.0 million, consisting of approximately $11.2 million in cash and the assumption of approximately $17.8 million of non-recourse debt.  (Affiliates ICON Cash Flow Partners L.P. Seven and ICON Income Fund Eight A L.P. owned the remaining interest).  Base term rents were used to pay off the non-recourse debt and ICON received proceeds from renewal rentals and sale of equipment.

Outcome: Eight B actively remarketed the portfolio in connection with expiring lease schedules.  The last few schedules expired in 2007.  Over the life of the portfolio, Eight B received approximately $3.1 million in renewal rental proceeds and $9.7 million in sale proceeds.

$5,303,090 Investment in Equipment Leased to the Regus Group

The Equipment:  The equipment leased to the Regus Group consisted of furniture and fixtures as well as office and telecommunications equipment for various Regus Group locations.

Investment:  In December 1999, Eight B purchased the equipment subject to the lease for a total equity investment of $5,303,090.  When Regus filed for bankruptcy, the lease was restructured in order to reduce rental payments and allow the lessee to purchase certain equipment.  Prior to the restructuring, Eight B received $4,426,489 in rental payments from January 2000 to December 2002. The restructuring term began on March 1, 2003, which extended the lease for 48 months to March 2007.

Outcome: At lease expiry the customer exercised its purchase option under the lease and purchased the equipment for one dollar.  Eight B received rental proceeds of $7,689,143 over the entire lease term.

Current Portfolio

Eight B’s equipment portfolio is comprised of the following material assets.  Details on an asset-by-asset basis are provided below.

$6,575,000 Investment in Equipment Leased to Cathay Pacific Airlines

The Lessee:  Cathay Pacific Airways is an international airline registered and based in Hong Kong, offering scheduled cargo and passenger services to over 105 destinations around the world.  Cathay Pacific Airways was founded in Hong Kong in 1946 and has become one of the leading airlines in the world having been named "Airline of the Year" in 2003 and 2005 by Skytrax and in 2006 by Air Transport World and Official Airline Guide.

The Equipment:  Two (2) 1996-built Airbus A340, a widebody four engine commercial passenger aircraft.

Investment:  In March 2002, Eight B purchased the first aircraft for approximately $4,250,000 in cash plus the assumption of approximately $56,000,000 in non-recourse debt.  The Lease Agreement had a base term of sixty-three months and, in March 2006, an agreement was reached to extend the lease to October 2011.  All rental payments go directly to the lender and Eight B will receive proceeds after the note is fully paid.  Also in March 2002, Eight B purchased a 50% interest in the second aircraft for $2,125,000 plus the assumption of its share of non-recourse debt in the amount of approximately $28,000,000.

Expected Future Proceeds from Investment:   $3.62 million-14.14 million

Outlook:  The subject aircraft are presently 12 years old.  These aircraft have an approximate useful life of 32 years and it is expected that these aircraft will have considerable airworthy life in either passenger or cargo configuration well beyond the scheduled lease expirations in 2011. Considering that over the long term worldwide demand for air travel is expected to continue to increase at a pace that exceeds the capacity that new aircraft that are anticipated to come in to the market could provide, it is anticipated that there will be significant demand for these aircraft.

$7,754,746 Investment in Equipment Leased to Global Crossing Telecommunications, Inc.

The Lessee:  Global Crossing Telecommunications, Inc. (“Global Crossing”) provides telephone, Internet and video conferencing services through its wholly-owned international Voice over Internet Protocol (VoIP) Network. Global Crossing is one of the leading providers of transcontinental and transoceanic communication services.  More than 40% of Fortune 500 Companies utilize Global Crossing’s services including JP Morgan Chase, General Electric, Microsoft and Sony. (Source: Global Crossing website and marketing materials).

The Equipment:  Various, innovative telecommunications voice transport systems and high capacity conferencing servers, including equipment manufactured by Juniper Networks and Sonus Networks. The equipment is installed in multiple domestic and international hub locations on Global Crossing’s VoIP Network.

Investment:  In March 2007, Eight B invested $7,754,746 in equipment subject to a 48-month lease with Global Crossing.  The total monthly rental is $209,378 and subject to satisfactory payment of all lease obligations, title for this equipment will transfer for $1.00 at the scheduled lease expiration date of March 31, 2011.

Expected Future Proceeds from Investment:  $8,165,748

Outlook:  The transaction has been structured such that upon satisfactory payment of all scheduled rental payments, title to the underlying equipment will transfer to Global Crossing.

                                                                 The following chart depicts the net position of Eight B’s material assets.

Expected Future Proceeds From Investment
Lessee	Low	High
Cathay Pacific	$3,620,000	$14,140,000
Global Crossing	$8,165,748	$8,165,748

Total Proceeds Expected	$11,785,748	22,305,748

Approximate No. of Units Outstanding at 12/31/07	740,529	740,529

Estimated Net Value Per Unit	$15.92	$30.12

Conclusion

This past year marked the sixth anniversary of the tragic events of September 11, 2001.  While the country and global economy have recovered nicely, the economic malaise that followed September 11th provided a challenging environment for Eight B, which closed its offering period in October 2001.  The sharp decline in capital spending following September 11th provided Eight B with significantly fewer investment opportunities than would have been anticipated by any historical measure.  This, together with a disappointing outcome to a 767-300ER aircraft on lease with SAS that was adversely affected by the events of September 11th early in Eight B’s life, has caused Eight B to fall short of its original expectations.

Despite these extreme challenges, Eight B is still in a position to return all capital to its investors, thanks to the success of several deals that were consummated, such as the a lease with BAE for a flight simulator, which returned almost $8 million on a $2.4 million equity investment.

As of December 31, 2007, limited partners that invested in Eight B at its commencement in October 1998 will have received cash distributions of $65.90 for every $100 invested.  As discussed below, all estimates are subject to uncertainties of the equipment leasing marketplace and, therefore, actual results may be higher or lower than the estimates of future proceeds contained herein.

As always, we are happy to answer any additional questions that you may have.  Please reach us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Eight B nor its General Partner accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee” contained within this document. The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

Forward - Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA. These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of similar meaning. These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.